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                                                                       Exhibit 5


Crouch & Hallett, L.L.P.
717 N. Harwood St., Suite 1400
Dallas, Texas 75201
(214) 953-0053

                                  March 9, 1994



Heritage Media Corporation
One Galleria Tower, Suite 1500
13355 Noel Road
Dallas, Texas 75240

Gentlemen:

     We have served as counsel for Heritage Media Corporation, an Iowa corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the proposed underwritten offering of 4,071,922 shares of Class A Common Stock, $.01 par value, on behalf of certain selling stockholders.

     With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein. Based upon the foregoing, we are of the opinion that the Shares, when sold in the manner and for the consideration stated in the Prospectus constituting a part of the Registration Statement, will be duly and validly authorized, issued and outstanding and fully paid and nonassessable.

     We consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein under the heading "Legal Matters."

                              Very truly yours,


                              CROUCH & HALLETT, L.L.P.